Exhibit 99.1

Repros Therapeutics Inc. Reports First Quarter 2009 Financial Results and
Provides Clinical Program Update

First Chronic Uterine Fibroid Phase 3 Pivotal Clinical Trial Fully Enrolled

THE WOODLANDS, Texas – May 11, 2009 -- Repros Therapeutics (NasdaqGM:RPRX) today announced financial results for the first quarter ended March 31, 2009 and provided a clinical program update.

Clinical Program Update

Proellex

Our Proellex® clinical programs are progressing well and according to plan.  We have completed enrollment of our first Pivotal Phase 3 clinical trial (ZPU-303) for the chronic treatment of uterine fibroids and expect the first Pivotal Phase 3 clinical trial for the treatment of anemia associated with uterine fibroids (ZPU-301), to be fully enrolled mid-2009, which would then lead to top-line results in each study by the end of this year.  We expect top-line results from our other two complementary Pivotal Phase 3 studies, ZPU-302 (anemia) and ZPU-304 (chronic symptoms), during Q1 of next year.  All of these target reporting times are in line with previous guidance provided.

The two New Drug Applications (“NDA”) for anemia associated with uterine fibroids and chronic symptoms of uterine fibroids are scheduled to be submitted to the Food & Drug Administration (“FDA”) during the second half of 2010.

Our endometriosis program for Proellex has reached the end of Phase 2, and it is our intent to discuss the results of our study ZPE-201 with the FDA during an End-of-Phase II Meeting, mid-2009.  Taking the feedback and input from the FDA into account, we will then initiate two well-controlled Pivotal Phase 3 studies for the endometriosis indication during the second half of this year.  Although it is difficult to provide firm guidance for the timing of a NDA filing for endometriosis, we expect this filing to occur during the second half of 2011.

Androxal

Our comparative Phase 2b study (ZA-201) of Androxal® versus Testim®1% (Testosterone Gel – Auxilium Pharmaceuticals, Malvern, PA) for the treatment of men with low testosterone that want to improve or maintain their fertility and sperm number and function is progressing well, and we expect to report top-line results during Q3 of 2009.  Also, based on feedback from the FDA’s Metabolic Division, we expect to submit an IND to the Agency during the second half of this year, for the use of Androxal as a treatment for diabetes mellitus in men.

Financial Results

Net loss for the three month period ended March 31, 2009, was ($6.8) million or ($0.45) per share as compared to a net loss of ($6.7) million or ($0.52) per share for the same period in 2008.  The increase in loss for the three month period ended March 31, 2009 as compared to the same period in 2008 was primarily due to an increase in our general and administrative expenses partially offset by decreased expenses in clinical development activities for Androxal®.

Research and development (“R&D”) expenses decreased 8% or approximately $468,000 to $5.7 million for the three month period ended March 31, 2009 as compared to $6.2 million for the same period in 2008. Our primary R&D expenses for the three month periods ended March 31, 2009 and 2008 are shown in the following table (in thousands):

Research and Development	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	Variance	Change (%)
Proellex clinical development	$4,717	$4,640	$77	2%
Androxal clinical development	347	970	(623)	(64)%
Payroll and benefits	416	235	181	77%
Operating and occupancy	218	321	(103)	(32)%
Total	$5,698	$6,166	$(468)	(8)%

The decrease in R&D expenses for the three month period ended March 31, 2009 is due primarily to the decrease in clinical activities in the development of Androxal® which is no longer being developed for the treatment of secondary hypogonadism.  We are currently developing Androxal as a treatment for men with low testosterone that want to maintain or improve their fertility and sperm function.  In addition, we are exploring the feasibility of developing Androxal for diabetes mellitus.

General and administrative expenses (“G&A”) increased 33% to approximately $1.1 million for the three month period ended March 31, 2009 as compared to $797,000 the same period in 2008.  Our primary G&A expenses for the three month periods ended March 31, 2009 and 2008 are shown in the following table (in thousands):

General and Administrative	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	Variance	Change (%)
Payroll and benefits	$475	$346	$129	37%
Operating and occupancy	585	451	134	30%
Total	$1,060	$797	$263	33%

G&A payroll and benefit expense increased to $475,000 for the three month period ended March 31, 2009 as compared to $346,000 for the same period in 2008 and includes a non-cash charge relating to stock option expense of $192,000 for the three month period ended March 31, 2009 as compared to $124,000 for the same period in the prior year.  Additionally, salaries for the three month period ended March 31, 2009 were $238,000 as compared to $192,000 for same period in the prior year.  G&A operating and occupancy expenses increased 30% or approximately $134,000 to $585,000 for the three month period ended March 31, 2009 as compared to $451,000 for the same period in the prior year primarily due to an increase in professional services of $126,000.

Interest income decreased 99% to $3,000 for the three month period ended March 31, 2009 as compared to $269,000 for the same period in 2008.  This decrease was primarily due to lower combined cash, cash equivalents and marketable securities balances and reduced interest rate yields that have occurred as we moved our cash investments solely into a money market mutual fund.

As of March 31, 2009 we had 15,174,904 shares of common stock outstanding.

Liquidity and Going Concern Uncertainty

As of March 31, 2009, we had cash, cash equivalents and marketable securities of approximately $12.4 million as compared to $19.5 million at December 31, 2008.  Based on our current ongoing and planned clinical programs, we will need to raise additional capital in the third quarter of 2009, which we intend to accomplish through either a corporate partnership for Proellex or, if we are not able to complete such partnership on a timely basis, an equity financing.  We intend to complete such a transaction by the end of the 2nd quarter but there can be no assurances that a partnership will be completed on a timely basis or such capital will be available to us.  Our Annual Report on Form 10-K for the year ended December 31, 2008 includes an explanatory paragraph about the report of its independent registered public accounting firm that there is substantial doubt about Repros’ ability to continue as a “going concern.”  Repros also received a similar going concern opinion for the year ended December 31, 2007.

About Repros Therapeutics

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis.  We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids.  There is no currently approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis.  In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.

Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound.  We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone.  In November 2008, we received guidance from the FDA suggesting submission of a new IND to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal as a potential treatment for diabetes mellitus.  We plan to submit a new IND for this indication to the DMEP as soon as practicable.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros' ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q.  These documents are available on request from Repros Therapeutics or at www.sec.gov.  Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Revenues
Interest income	$3	$269
Total revenues	3	269

Expenses
Research and development	5,698	6,166
General and administrative	1,060	797
Total expenses	6,758	6,963

Net loss	$(6,755)	$(6,694)

Net loss per share - basic and diluted	$(0.45)	$(0.52)

Weighted average shares used in loss per share calculation:
Basic	15,175	12,775
Diluted	15,175	12,775

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(Unaudited)
Cash and cash equivalents	$12,402	$19,470
Prepaid expenses and other currents assets	2,240	1,392
Fixed assets (net)	23	28
Patents (net)	1,840	1,713
Total assets	$16,505	$22,603

Accounts payable and accrued
expenses	$7,312	$6,989
Stockholders' equity	9,193	15,614
Total liabilities and
stockholders' equity	$16,505	$22,603

Contacts:	Repros Therapeutics Inc., The Woodlands
Dr. Paul Lammers, 281-719-3402
President